Code of Conduct for Principal Executive and Financial

Officers (SOX)

Covered Officers and Purpose of the Code

The Funds’ code of ethics (the “Code”) for investment companies within the Legg Mason family of mutual funds (each a “Fund,” and collectively, the “Funds”) applies to each Fund’s Principal Executive Officer, Principal Financial Officer, and Controller (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

•	compliance with applicable laws and governmental rules and regulations;

•	prompt internal reporting of Code violations to appropriate persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund. The Funds’ and the investment advisers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and an investment adviser of which Covered Officers are also officers or employees. As a result, this Code recognizes Covered Officers will, in the normal course of their duties (whether formally for a Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of Covered Officers in such activities is inherent in the contractual relationship between a Fund and an adviser and is consistent with the performance by Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors/Trustees (“Boards”) that Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself does not give rise to a conflict of interest.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

Each Covered Officer must:

•	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund;

•	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; and,

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not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some actual or potential conflict of interest situations that, if material, should always be discussed with the Chief Compliance Officer (“CCO”) or designate that has been appointed by the Board of the Funds. Examples of these include:

•	service as a director on the board of any public company (other than the Funds or their investment advisers or any affiliated person thereof);

•	the receipt of any non-nominal gifts (i.e., in excess of $100);

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the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers (other than their investment advisers, or principal underwriter, or any affiliated person thereof);

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure and Compliance

Each Covered Officer should:

•	familiarize him or herself with the disclosure requirements generally applicable to the Funds;

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not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund’s Directors/Trustees and auditors, and to governmental regulators and self-regulatory organizations; and

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to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

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not retaliate against any other Covered Officer or any employee of the Funds or their advisers or any affiliated persons thereof or service providers of the Funds for reports of potential violations that are made in good faith;

•	notify the CCO promptly if he or she knows of any violation of this Code, of which failure to do so is itself a violation; and

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report at least annually, if necessary, any employment position, including officer or directorships, held by the Covered Officer or any immediate family member of a Covered Officer with affiliated persons of or Service Providers to the Funds.

The CCO is responsible for applying this Code to specific situations in which questions are presented and has the authority to interpret this Code in any particular situation. However, approvals or waivers sought by a Covered Officer will be considered by the Compliance Committee or Audit Committee, (the “Committee”) responsible for oversight of the Fund’s code of ethics under Rule 17j-1 under the Investment Company Act. If a Covered Officer seeking an approval or waiver sits on the Committee, the Covered Person shall recuse him or herself from any such deliberations. Any approval or waiver granted by the Committee will be reported promptly to the Chair of the Audit Committees of the Funds.

The Funds will follow these procedures in investigating and enforcing this Code:

•	the CCO will take all appropriate action to investigate any potential violations reported to him, which actions may include the use of internal or external counsel, accountants or other personnel;

•	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

•	any matter that the CCO believes is a violation will be reported to the Committee;

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if the Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•	the Committee will be responsible for granting waivers, as appropriate; and,

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ advisers, principal underwriter, or other service providers govern or purport to govern the behavior or activities of Covered Officers subject to this Code, they are superseded by this Code to the extent they overlap or conflict with the provisions of this Code. The Funds’ and their investment advisers’ and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to Covered Officers and others, and are not part of this Code.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and Fund counsel, and the board of Directors/Trustees and fund counsel of any other investment company for whom a Covered Officer serves in a similar capacity.

Annual Report

No less than annually, the CCO shall provide the Board with a written report describing any issues having arisen since the prior year’s report.

Internal Use

This Code is intended solely for the internal use by the Funds and does not constitute an admission by or on behalf of any Fund, as to any fact, circumstance or legal consideration.